Exhibit 4.35

Assets Purchase Agreement

By and Among

Shenzhen Genius Information Technology Co., Ltd.
And
Shenzhen Champion Connection Co., Ltd.

July 1, 2013

TABLE OF CONTENTS

ARTICLE 1	INTERPRETATION	5
1.1	Definitions	5
1.2	Interpretation	7
ARTICLE 2	SUBJECT MATTER	8
ARTICLE 3	PURCHASE CONSIDERATION AND PAYMENT	8
3.1	Purchase Consideration	8
3.2	Terms of Payment	8
ARTICLE 4	CLOSING	9
4.1	Place, Date and Form of Closing	9
4.2	Failure in Closing	10
4.3	Allocation of Liabilities	11
ARTICLE 5	Company's Governing Structure and Distribution of Incomes	12
5.1	Governing Structure of Shenzhen Genius	12
5.2	Profit Distribution	12
ARTICLE 6	TRANSITION PERIOD	12
6.1	Undertakings for Transition Period	12
6.2	Handling the Business During Transition Period	14
ARTICLE 7	UNDERTAKINGS	15
7.1	Party A's Undertakings	15
7.2	Party B's and Party C's Undertakings	15
ARTICLE 8	TERMINATION EVENT	17
8.1	Termination Event	17
8.2	Effect of Termination Event	17
ARTICLE 9	CONFIDENTIALITY	19
9.1	Confidentiality Obligation	19
9.2	Exceptions to Confidentiality Obligation	20
9.3	Employees, Agents and Consultants	20
9.4	Survival after Termination	21
ARTICLE 10	REPRESENTATIONS AND WARRANTIES	21
10.1	Party A's Representations and Warranties	21
10.2	Party B's and Party C's Representations and Warranties	22
ARTICLE 11	Liabilities for Breach of Contract	25
11.1	Event of Default	25
11.2	Event of Material Default	26
11.3	Liabilities for Breach of Contract	26
ARTICLE 12	GOVERNING LAW AND DISPUTE SETTLEMENT	26
12.1	Governing Law	26
12.2	Dispute Settlement	27
ARTICLE 13	MISCELLANEOUS	27

13.1	Notice	25
13.2	Costs and Taxes	25
13.3	Amendment	25
13.4	Severability	26
13.5	Entire Agreement	26
13.6	Waiver	26
13.7	Force Majeure	26
13.8	No Assignment	27
13.9	Successor and Assignee	27
13.1	No Third-party Beneficiary	27
13.11	Effectiveness and Counterparts	27
Appendix 1 List of the Subject Matter’s Assets
Appendix 2 List of Related Business
Appendix 3 List of the Subject Matter's Staff

Assets Purchase Agreement

This Agreement (as defined below) is entered into on July 1, 2013 in Shenzhen, China by and among the following parties (each as “Party” and collectively as "Parties" hereinafter):

Party A: Shenzhen Genius Information Technology Co., Ltd.

Party B: Shenzhen Champion Connection Co., Ltd.

Party C: Mr. Zhou

WHEREAS,

(1)
Party A is a limited liability company duly established and validly existing under the laws of China, and is positioned to provide relevant financial data and financial information services to the institutions;

(2)
Party B is a company with limited liability duly incorporated and validly existing under the Laws of China, and is committed to provide financial information service for individual users and institutional users through the media of terminal software and based on the platform of Internet. Party B and its controlling shareholder (also actual controller), Mr. Zhou (i.e. Party C to this Agreement), and the team led by him, have abundant resources, rich operation and management experiences, and full R&D and marketing ability in the institutional information business (hereinafter referred to as "Institutional Business").

(3)
Party A intends to purchase and integrate the assets, software, technologies, personnel and relevant business of Party B and Party C in the Institutional Business, and to carry out the Institutional Business by taking Party A as the cooperation platform, taking the integrated database as the backstage and using the uniform brand of "Genius Finance" (hereinafter referred to as "the Transaction").

(4)	Party C, as the controlling shareholder and actual controller of Party B, agrees to fully cooperate therewith and commits to consummate the Transaction.

NOW, THEREFORE, the Parties hereby enter into the following agreements through friendly negotiations:

ARTICLE 1 INTERPRETATION

1.1	DEFINITIONS

For the purpose of this Agreement, the following terms shall have the meaning defined below, unless it is otherwise stipulated herein:

This Agreement	The Assets Purchase Agreement signed by the Parties, as well as all appendices, amendments and supplementations thereto.

Party A	Shenzhen Genius Information Technology Co., Ltd.

Affiliate
A party controls, commonly controls or materially influences another party, or two or more than two parties are controlled by, or under the common control of or materially influenced by the same party. For the purpose of this definition, Material Influence shall mean having the power to participate in deciding the financial and business operation policies of a company, but such power cannot make the party control or with other parties commonly control the decision of such policies.

Control
(Including controlling, controlled and under common control) The power to directly or indirectly direct or cause to direct the decision of management, financial and business operation policies of an entity, whether through the voting securities, contract or any other means.

Parties	The Parties to this Agreement, and their respective successors, assignees and legal representatives.

Party	Any of the Parties.

BVI Company	Mainfame Group Limited.

Champion Group	Shenzhen Champion Connection Co., Ltd. and all or any of its subsidiaries, branches and other affiliated offices, as well as other companies (if any) directly or indirectly controlled by Mr. Zhou.

Domain Assets	All websites listed in Appendix 1 hereto, as well as all lawful resources and rights in the domains of such websites.

Intellectual Property Rights
Trademarks, marks, trade names, designs and invention rights, copyrights (including computer software copyright in object and source codes) and databases, know-hows, proprietary information and other proprietary materials, and proprietary intellectual properties, whether registered or not, including application to registration or right to apply for registration, and right to sue against any past, current or future infringement of the aforesaid rights.(a)(b)

Related Businesses
All businesses owned or possibly owned by Party B and attached to the target assets as of the date of this Agreement (including but not limited to the businesses listed in Appendix 2 - List of Related Businesses).

Purchase Consideration	The price of assets purchase in the Transaction as agreed by the Parties in Article 3.3 of this Agreement.

Target Employees
The employees who are listed in Appendix 3 hereto and are working at Party B as of the date of this Agreement, but will resign from Party B (i.e. terminate employment contract and relevant agreements or de facto employment with Party B), and will sign the employment contract, confidentiality agreement, non-competition agreement and relevant agreements.

Closing Date	Shall have the meaning as defined in Article 4.1(2) hereof. In case of any statutory holiday, the Closing Date shall be postponed accordingly.

Terms of Payment	Shall have the meaning as defined in Article 3.2 hereof.

Termination of Purchase	Shall have the meaning as defined in Article 8.2.1 hereof.

Governing Law
Any and all binding and applicable laws, regulations, rules, provisions, notices, interpretations, orders or decrees of government authorities or legislative authorities, or judgments, decisions or interpretations of judicial authorities.

Government Authorities	Government, court, governmental agency, regulatory or official authority, department, agency or organization, whether collectively or any of them.

Business Day	Any day when the commercial banks in China are open to the public, excluding Saturday, Sunday and public holidays.

Effective Date	The date when this Agreement is duly executed.

Year	Calendar year, i.e. from January 1 to December 31.

1.2	Interpretation

(1)
The Whereas Clause, appendices and annexes hereof and hereto are the integral parts of this Agreement, and shall have the same effect as the body of this Agreement. Reference to this Agreement shall mean this Assets Purchase Agreement, as supplemented, amended, modified or changed from time to time, including the Whereas Clause, notes, appendices and annexes.

(2)	The headings of all articles, appendices and annexes are inserted for convenience only and shall not affect or limit the meaning or interpretation of this Agreement.

(3)	Reference to "within", "above", "below", "no less than" and "no more than" herein shall include the number.

(4)	Reference to any applicable law shall be construed as including any amendment, supplementation or replacement thereto or thereof from time to time.

ARTICLE 2 SUBJECT MATTER

Party A hereby agrees to purchase all assets (including all fixed assets and Domain Assets listed in Appendix 1 hereto) relating to the Institutional Business owned by Party B and Party C, and all businesses attached to the aforesaid assets (collectively as "Target Assets") in accordance with the terms and conditions hereof; Party B and Party C hereby agree to sell and hand over the Target Assets, and, as a part of the Transaction, Party B and Party C shall procure the Target Employees listed in Appendix 3 to be transferred to Party A or any company designated by Party A according to the method stipulated herein.

ARTICLE 3 PURCHASE CONSIDERATION AND PAYMENT

3.1	Purchase Consideration

The Parties hereby agree that, as the consideration for the Target Assets sold by Party B hereunder, Party A and/or its designated Affiliate(s) shall pay an amount of RMB 1.00 in cash to the account designated by Party B.

3.2	Terms of Payment

Unless it is otherwise waived by Party A with written consent in advance, as the preconditions for Party A and/or Party A's designated Affiliate(s) to perform the payment obligation of the Purchase Consideration under Article 3.1, the following conditions shall have been satisfied ("Payment Conditions"):

(1)	This Agreement has been duly executed by the Parties or their authorized representatives and is in full force and effect;

(2)	Party B has completed the reorganization as described in Article 7.2(4) hereof;

(3)	Party B has completed the closing of the target assets as described in Article 4.1(3) hereof;

(4)
There is no material adverse effect. As of the date when the Closing Conditions are satisfied, there exists or occurs no event, circumstance or change which would cause any adverse effect of whatever nature on the Target Assets and Related Businesses herein (including but not limited to any customer complaint), or no event, circumstance or material change which would cause any adverse effect of whatever nature on the performance of this Agreement; and

(5)	The Parties have obtained relevant approvals or licenses;

(a)	The Transaction has obtained the necessary approvals from the relevant Government Authorities, if applicable;

(b)	Party B's creditors, relevant third parties or interested parties have granted Party B the necessary consents or approvals regarding Party B's Target Assets and transfer of Related Businesses; and

(c)	Party B's shareholders' meeting has adopted a resolution which approves the Transaction, execution of this Agreement and assumption of the obligations hereunder by Party B and its shareholders.

ARTICLE 4 CLOSING

The closing of the Target Assets and transfer of the Target Employees hereunder (collectively as "Closing") shall be carried out according to the following provisions:

4.1	Place, Date and Form of Closing

(1)	Place of Closing

The Closing contemplated herein shall occur at Party A's office or any other place otherwise agreed by the Parties.

(2)	Date of Closing

The closing date hereunder ("Closing Date") shall be on July 1, 2013.

(3)	Form of Closing

Party B shall carry out the Closing to Party A and/or its designated Affiliate(s) on the Closing Date according to the following manners:

(a)
Closing in respect of fixed assets: Party B shall physically delivery all fixed assets listed in Appendix 1 hereto and all relevant documents and materials (including but not limited to user's manual, application software, and user's database) to Party A and/or its designated Affiliate(s);

(b)
Closing in respect of intellectual properties: Party B shall transfer the title of all Domain Assets listed in Appendix 1 hereto to Party A and/or its designated Affiliate(s), so that Party A and/or its designated Affiliate(s) become(s) the owner of such Domain Assets.

(c)
Closing in respect of Related Businesses: Party B shall transfer all business materials, documents, customer resources and business contracts relating to the businesses attached to the Target Assets to Party A and/or its designated Affiliate(s); as per the actual business needs, Party B shall procure the parties of such business contracts to enter into new business contracts or amendments to such business contracts with Party A and/or its designated Affiliate(s) according to Party A's requirements.

(d)
Closing in respect of Target Employees: Party B shall terminate the employment contracts and relevant agreements with the Target Employees, and issue a confirmation in respect of termination of employment. The Target Employees will sign the employment contract, non-disclosure agreement, non-competition agreement and relevant agreements with Party A and/or its designated Affiliate(s) in the form and substance required by Party A and/or its designated Affiliate(s).

4.2	Failure in Closing

(1)
If either Party (Party B and Party C as one party, and Party A as the other party) fails to fulfill any closing matter as specified above, the other Party may refuse to perform its obligation which shall be performed by it at the time of Closing. Subject to the agreement of the Parties through negotiation, the Parties may also agree on the date, place, arrangement and conditions of postponed Closing in writing.

(2)	If the Closing cannot be completed on the Closing Date hereunder due to any reason of Party B and/or Party C, Party A and/or its designated Affiliate(s) may choose to:

(a)	Claim the liabilities for breach of contract against Party B and/or Party C according to the Article 10 of this Agreement; or

(b)	Terminate the Transaction according to other provisions of this Agreement, and claim liabilities for breach of contract against Party B and/or Party C.

4.3	Allocation of Liabilities

(1)
Whether Party A and/or its designated Affiliate(s)has/have actually taken over the Target Assets according to other provisions of this Agreement, before the owner of the Target Assets is changed from Party B into Party A and/or its designated Affiliate(s) (in case of Target Assets with ownership certificate, it is the date when the change of ownership is completed; in case of Target Assets without ownership certificate, it is the date when Party B physically delivers the Target Assets to Party A and/or its designated Affiliate(s)), Party B shall still perform all obligations relating to the Target Assets. Party B and Party C shall be fully responsible for all liabilities and obligations relating to the Target Assets and arising from any circumstance or occurrence before the owner of any Target Asset is changed from Party B to Party A and/or one of Affiliates designated by Party A or before the completion of the formalities for change of ownership..

(2)
Whether Party A and/or its designated Affiliate(s) has/have actually taken over the Target Assets according to other provisions of this Agreement, before Party B and its counterparties of business contracts enter into new business contracts or amendments to business contracts with Party A and/or its designated Affiliate(s) according to Party A's requirements ("Transfer of Business Contracts"), Party B shall still perform its obligations under the business contracts. Party B and Party C shall be fully responsible for all liabilities and obligations incurred before the Transfer of Business Contracts or arising from any circumstance or occurrence before the Transfer of Business Contracts, and relating to the performance of such business contracts.

(3)
Whether Party A and/or its designated Affiliate(s)has/have actually taken over the Target Assets according to other provisions of this Agreement, before Party B terminates the employment contracts and relevant agreements or de facto employment with the Target Employees, Party B shall still perform its obligations relating to the Target Employees. Party B and Party C shall be fully responsible for all liabilities and obligations relating to the Target Employees incurred before Party B terminates the employment contracts and relevant agreements or de facto employment with the Target Employees, or arising from any circumstance or occurrence before Party B terminates the employment contracts and relevant agreements or de facto employment with the Target Employees.

ARTICLE 5  COMPANY'S GOVERNING STRUCTURE AND DISTRIBUTION OF INCOMES

5.1	Governing Structure of Shenzhen Genius

(1)
Shenzhen Genius shall have a board of directors composed of three directors, of whom two shall be appointed by the former shareholders, and the remaining one shall be served by Party C (i.e. Mr. Zhou). Party C shall serve as the chairman of Party A.

(2)
It is hereby confirmed by the Parties that composition, appointment and dismissal of the management team of Shenzhen Genius shall be decided by the board of directors, or otherwise decided by the Parties through negotiation.

5.2	Profit Distribution

It is hereby confirmed by the Parties that the profit distribution of Shenzhen Genius shall be decided by the board of directors.

ARTICLE 6 TRANSITION PERIOD

6.1	Undertakings for Transition Period

(1)
Unless it is otherwise requested by Party A and/or its designated Affiliate(s) in writing or agreed in writing and in advance by Party A and/or its designated Affiliate(s), Party B and Party C undertakes that they will not carry out any of the following activities after the date of this Agreement and before completion of the Closing ("Transition Period"):

(a)	Enter into or make any contract or undertaking which would cause any adverse effect on Party A and/or its designated Affiliate(s);

(b)
Transfer the Target Assets to any third party or otherwise dispose of the Target Assets, including but not limited to mortgage, lien, pledge, suretyship or any other encumbrance upon the Target Assets;

(c)	Release or waive any right or claim to the Target Assets, or renounce or waive any right in any litigation or arbitration proceeding;

(d)
Contact, negotiate or communicate with any third party with respect to the Target Assets, or enter into any agreement, letter of intent or any other document regarding the Target Assets with any third party, and none of Party B's personnel, directors, shareholders or any Affiliate may carry out any of the aforesaid activities with any third party.

(2)	During the Transition Period, Party B and Party C shall procure to:

(a)
With their best efforts keep the normal operation of the Target Assets and carry out business operations for the benefits of Party A and/or its designated Affiliate(s), so as to maintain the ongoing operation of the Businesses (including but not limited to the goodwill of the Related Businesses);

(b)	Comply with all applicable laws, regulatory and administrative requirements of the jurisdictions where the Businesses are carried out;

(c)	Take all reasonable actions to protect the effectiveness of all intellectual property rights relating to the Target Assets;

(d)
Give all reasonable cooperation to Party A and/or its designated Affiliate(s) with regard to the management and operation of the Target Assets. Party B and Party C shall negotiate with Party A and/or its designated Affiliate(s), and cause other relevant parties to negotiate with Party A and/or its designated Affiliate(s), with regard to any action which would reasonably cause any material effect to any Target Asset. Party B and Party C shall provide Party A and/or its designated Affiliate(s) with, and cause other relevant parties to provide Party A and/or its designated Affiliate(s) with any information reasonably requested in writing for this purpose;

(e)
Ensure the smooth progress of the incorporation of the Target Assets and the businesses and technologies of Party A and/or its designated Affiliate(s), give full assistance to Party A and/or its designated Affiliate(s) in taking over the Target Assets, and take best efforts to carry out normal operations without causing any adverse effect to the operation between both Parties;

(f)	Timely notify Party A and/or its designated Affiliate(s) upon occurrence of any of the following circumstances:

i.	Any breach which would cause any material adverse effect to Party B or the Target Assets;

ii.	There is or would be any action, arbitration or any other legal proceeding or decision which would cause any material adverse effect to the Target Assets;

iii.	Any circumstance which would cause any representation or warranty made by Party B herein to become untrue or inaccurate after the date of this Agreement.

6.2	Handling the Business during Transition Period

(a)
From the Closing Date, all incomes received by Party B from the Related Businesses shall belong to Party A and/or its designated Affiliate(s), and all financial records and documents relating to the Businesses shall be taken over by Party A.

(b)
From the date when the owners of the Domain Assets and fixed assets are changed to Party A and/or its designated Affiliate(s), the incomes from the Domain Assets and fixed assets shall belong to Party A and/or its designated Affiliate(s).

(c)
In order to ensure the normal operation of the Target Assets defined herein and the Related Businesses attached thereto and no adverse effect caused thereby, the Parties hereby agree that, from the Closing Date, notwithstanding other provisions of this Agreement and whether the transfer of the Target Assets has been completed or not, Party A and/or its designated Affiliate(s) will actually take over, manage and integrate all assets hereunder, all Related Businesses relating thereto and all intellectual property rights therein, and Party B shall give full assistance to Party A and/or its designated Affiliate(s) in that regard.

ARTICLE 7 UNDERTAKINGS

7.1	Party A's Undertakings

(1)	Party A will not violate any obligation, representation or warranty hereunder by any act or omission, or carry out any activity which would adversely affect any right of Party B or Party C hereunder.

(2)
Party A's Hong Kong subsidiary ("Genius Hong Kong Subsidiary") shall be canceled in year 2013. For avoidance of doubt, Genius Hong Kong Subsidiary and its employees, assets, businesses and incomes shall not be included in the cooperation between the Parties as the resources of the Institutional Business of Party A's existing team; Party B and Party C are not entitled to any rights and interests received from and enjoyed in 100% shares of Genius Hong Kong Subsidiary held by Party A.

7.2	Party B's and Party C's Undertakings

(1)
Party B and Party C will not violate any obligation, representation or warranty hereunder by any act or omission, or carry out any activity which would adversely affect any right of Party A and/or its designated Affiliate(s) hereunder.

(2)	Party C shall be jointly and severally liable to Party A and/or its designated Affiliate(s) for Party B's performance of obligations hereunder and/or for Party B's breach of this Agreement.

(3)	Party B and Party C shall take best efforts to reorganize the shareholding structure of Champion Group, procure other investors to withdraw their investments from Champion Group.

(4)
Any and all disputes, liabilities, refund obligations and debts between Party B, Party C and their employees who are to be transferred to Party A as one party, and the former users as the other party incurred prior to the Closing Date and due to any reason before the Closing Date, as well as the incomes from the Institutional Business (including but not limited to cash and undistributed profits), shall not be incorporated into the subject of the Transaction.

(5)
Party B and Party C hereby undertake that, from the date of this Agreement, they will not engage in or assist or encourage other persons to engage in any activity competing with Party A and/or its designated Affiliate(s), or providing consulting service or advice to any firm, corporation, institution and/or individual competing with Party A and/or its designated Affiliate(s), or directly or indirectly engage in any operation, management and/or technical activity of such firm, corporation, institution and/or individual, or hold, purchase or sell any kind of interests in such firm, corporation, institution and/or individual.

(6)
Party B and Party C hereby undertake that they will, and will procure all their employees to be transferred to Party A (including but not limited to Mr. Zhou) to, use all efforts in Party A, and strictly comply with the non-competition obligation from the Closing Date.

(7)
Party B and Party C hereby undertake that they will, and will procure all their employees to, keep confidentiality of all trade secrets of Party A and/or its designated Affiliate(s) received from the execution and performance of this Agreement.

(8)
Party B and Party C hereby undertake that they will take all necessary actions and complete all necessary formalities to enable Party A and/or its designated Affiliate(s) to obtain and validly and lawfully own all Target Assets during the Closing Period and the Transition Period defined herein.

ARTICLE 8 TERMINATION EVENT

8.1	Termination Event

(1)	Upon occurrence of one or more than one of the following circumstances, Party A and/or its designated Affiliate(s) may (but is not obliged to) unilaterally terminate the Transaction:

(a)
Party B and/or Party C violates any representation or warranty, or contact, negotiate or communicate with or enter into any agreement with any third party in respect of the Target Assets after the date of this Agreement;

(b)	Party B and/or Party C fails to complete the Closing on or before the Closing Date or within the longer period agreed by Party A and Party B;

(c)	Any act of Party B and/or Party C constitutes an Event of Material Default as defined in Article 11.2 hereof.

(2)	Upon occurrence of one or more than one of the following circumstances, Party B and/or Party C may (but is not obliged to) unilaterally terminate the Transaction:

(a)	Party A is bankrupt or announced inability to pay prior to fulfillment of the payment obligation hereunder;

(b)	Any act of Party A constitutes an Event of Material Default as defined in Article 11.2 hereof.

8.2	Effect of Termination Event

(1)	Termination of Purchase

b
If Party A and/or its designated Affiliate(s) terminate(s) the Transaction according to Article 8.2(1) ("Party A's Termination of Purchase"), Party B shall, within five (5) business days upon issuance of the purchase termination notice by Party A and/or its designated Affiliate(s), fully and unconditionally refund the Purchase Consideration paid by Party A and/or its designated Affiliate(s) to Party A and/or its designated Affiliate(s), and indemnify Party A and/or its designated Affiliate(s) against all actual losses; Party A and/or its designated Affiliate(s) shall, within five (5) business days upon receipt of the refund from Party B, return the Target Assets they received (other than the Target Assets which have been destroyed or lost during the normal course of business) to Party B.

(b)
If Party B terminates the Transaction according to Article 8.2(2) ("Party B's Termination of Purchase"), Party B shall, within five (5) business days upon issuance of its purchase termination notice, fully and unconditionally refund the Purchase Consideration paid by Party A and/or its designated Affiliate(s) to Party A and/or its designated Affiliate(s); Party A and/or its designated Affiliate(s) shall, within five (5) business days upon receipt of the refund from Party B, return the Target Assets they received (other than the Target Assets which have been destroyed or lost during the normal course of business) to Party B, and indemnify Party B against all actual losses.

(2)	Continue to Perform

(a)
Upon occurrence of any Termination Event as defined in Article 8.1(1), if Party A and/or its designated Affiliate(s) do(es) not terminate the purchase but continue performing this Agreement, Party B shall continue fulfilling its obligations hereunder; and, such continued performance will not exempt Party B from the liabilities for breach or compensation to Party A and/or its designated Affiliate(s) according to other provisions of this Agreement.

(b)
Upon occurrence of any Termination Event as defined in Article 8.1(2), if Party B does not terminate the purchase but continues performing this Agreement, Party A and/or its designated Affiliate(s) shall continue fulfilling their obligations hereunder; and, such continued performance will not exempt Party A and/or its designated Affiliate(s) from the liabilities for breach or compensation to Party B according to other provisions of this Agreement.

ARTICLE 9 CONFIDENTIALITY

9.1	Confidentiality Obligation

(1)
Each Party shall keep confidentiality of all provisions of this Agreement, and shall not disclose the provisions hereof to any third party or permit any affiliate (current or future) to disclose the same to any third party, unless the disclosure to any government authority is required by any compulsory order, provided that such disclosure shall be only limited to the scope of compulsory order, or unless the disclosure is required by any law or any rule or regulation issued under such law.

(2)
Each Party shall (and cause its affiliates to) use all reasonable efforts and take all necessary actions to keep confidentiality of the following information, and procure its officers, employees, agents, professional consultants and other persons to keep confidentiality of the following information:

(a)	Customer, operation, assets or business information about the other Parties possessed or received by the Party before or after the Date of this Agreement;

(b)	Customer, operation, assets or business information about the other Parties possessed or received by the Party before or after the Date of this Agreement through the following ways:

i.	Participation in negotiation relating to this Agreement;

ii.	Becoming a Party to this Agreement;

iii.	Exercise or performance of its rights or obligations hereunder.

(3)
No Party may use the above mentioned information (collectively as "Confidential Information") for any purpose (other than the circumstances mentioned in Article 9.2) or disclose the same to any third party. Each Party shall perform its obligations under this Article 9 at least as the strictness of confidentiality and procedures generally applicable to its own confidential information. The Party receiving the Confidential Information shall not use such information for any purpose other than performance of this Agreement and the activities contemplated herein.

9.2	Exceptions to Confidentiality Obligation

(1)	The confidentiality obligation under Article 9.1 shall not be applied to the following information:

(a)	Disclosure to any Affiliate of a Party for any reasonable purpose relating to this Agreement (provided that it complies with Article 9.3);

(b)	Information independently developed by a Party or received from a third party who has the right to disclose such information;

(c)	Disclosure as required by any binding judgment, decree or requirement made by any law, rule of any securities exchange or any government authority;

(d)	Disclosure as reasonably required by any tax authority for the taxation purpose of any Party;

(e)	Disclosure to any professional consultant of a Party as reasonably required for the purpose of this Agreement under confidentiality basis (provided that it complies with Article 9.3);

(f)	Information is or becomes publicly known without breach of this Article 9.

9.3	Employees, Agents and Consultants

(1)
Each Party shall inform its officers, employees, agents or professional consultants or advisers that provide advice for the matters herein or other persons receiving the information disclosed by the Party, of the confidential nature of such information, and procure them to :

(a)	Keep confidentiality of such information;

(b)	Not disclose such Confidential Information to any third party (excluding the persons receiving such information according to the provisions of this Agreement).

(2)	If any person receiving the confidential information violates the provisions of this Article 9, the disclosing Party shall be liable for such violation.

(3)
Each Party shall procure the above-mentioned persons or parties to perform its confidentiality obligation by entering into a non-disclosure agreement with such persons or parties, or by taking other appropriate measures.

9.4	Survival after Termination

The provisions of Article 9 shall survive after expiration or termination of this Agreement due to whatever reason. Each Party shall continue to keep confidentiality of the content of this Agreement (as well as all agreements or arrangements entered into according to this Agreement), and procure its officers, employees, agents, professional consultants and other consultants to perform the confidentiality obligation. Upon expiration or termination of this Agreement, the Party receiving the Confidential Information shall immediately return all tangible (including in electronic form) Confidential Information to the disclosing party, or provide any documentary evidence to the disclosing party proving that such Confidential Information has been destroyed.

ARTICLE 10 REPRESENTATIONS AND WARRANTIES

10.1	Party A's Representations and Warranties

(1)	Validity. Party A is a limited liability company duly established and validly existing under the laws of the People’s Republic of China, and has the legal personality.

(2)
Lawful Authorization. As of the date of this Agreement, with respect to the purchase contemplated herein, Party A has obtained all effective internal and external authorizations, and the signatory that executes this Agreement for and behalf of Party A and/or its designated Affiliate(s) is the legal representative or duly authorized representative of Party A and/or its designated Affiliate(s).

(3)	Enforceability. This Agreement is lawfully and validly binding on and can be enforced against Party A in accordance with all terms and conditions hereof.

10.2	Party B's and Party C's Representations and Warranties

Party B and Party C hereby jointly and severally make the following representations and warranties to Party A and/or its designated Affiliate(s).

(1)	Validity

(a)	Party B is a limited liability company duly established and validly existing under the laws of the People’s Republic of China, and has the legal personality;

(b)	Party B has obtained all necessary licenses and approvals for the Target Assets and the operation of the Related Businesses, and it does not violate any law or regulation at any aspect.

(2)	Lawful Authorization. Party B's execution and performance of this Agreement:

(a)	Has obtained all necessary corporate authorizations, including but not limited to the resolution of shareholders' meeting;

(b)	Within its corporate authority and business scope;

(c)	Will not violate its articles of association; and

(d)	Will not conflict with any law, or any contractual restriction which has any binding force or effect on it.

(3)	Enforceability. This Agreement is lawfully and validly binding on and can be enforced against Party B in accordance with all terms and conditions hereof.

(4)	About Target Assets.

(a)
As of the date of this Agreement, Party B is the lawful owner of the Target Assets listed in Appendix 1 hereto, and Party B has fully paid the price for purchasing such assets, and Party B may transfer such assets to Party A and/or its designated Affiliate(s). Party B has not set any mortgage, lien, pledge or any other third-party interest upon such assets, and there is not any circumstance or event which would cause adverse effect upon acceptance of such assets by Party A and/or its designated Affiliate(s) and upon their ownership of such assets, including but not limited to any litigation, arbitration or seizure, attachment or detention by any administrative or judicial authority.

(b)
Party B does not have any debt upon the Target Assets during the related periods, and Party B has not made any commitment of security or suretyship for any debt, or entered into any relevant contract or agreement.

(5)
About Target Employees. Party B will terminate the employment contracts and relevant agreements or de facto employment with the Target Employees. Any past, current or future dispute between Party B and its employees (including Target Employees) is irrelevant to Party A and/or its designated Affiliate(s), including but not limited dispute over compensation, labor, social insurances, housing provident fund or individual income tax.

(6)	About Related Businesses.

(a)
Party B has the right to operate the Related Businesses listed in Appendix 2 hereto, and whether it is agreed by the counterparties to the Related Businesses or not, Party B has the right to transfer the incomes from the Related Businesses to Party A and/or its designated Affiliate(s). Party B hereby undertakes that there is not any circumstance or event which would cause adverse effect to acquisition and ongoing operation of the above mentioned Related Businesses, and, other than the events expressly disclosed in details to Party A and/or its designated Affiliate(s), Party B has not breached any contract involving the Related Businesses to which it is a party or received any customer complaint or claim (if any, it has been properly settled). Other than those disclosed herein, any customer dispute, complaint or claim occurs and persists after the Closing Date due to any act or omission of Party B prior to the Closing Date shall be settled by Party B and its shareholders; if such dispute, complaint or claim causes any damage to or material adverse effect on the reputation of Party A and/or its designated Affiliate(s), Party B and its shareholders shall indemnify Party A and/or its designated Affiliate(s) against such damage.

(b)
The businesses contracts listed in Appendix 2 hereto and all unfulfilled contracts have been duly executed and are effective, and Party B does not owe any due and outstanding debt under such contracts.

(7)	About Intellectual Property Rights.

(a)
Party B has full, sufficient and complete titles to the intellectual property rights in the Target Assets, and such intellectual property rights are free from any effect or restriction of any lien, mortgage, pledge or any other third-party right set upon the Target Assets. Party B has not granted any third party a license to the intellectual property rights in Party B's Target Assets, or entered into any agreement or contract in that regard.

(b)
With respect to any intellectual property right not owned by Party B but necessary for operation of the Target Assets and the Related Businesses, Party B has obtained the lawful use right without any interference, or Party B is able to obtain the use right of such intellectual property rights at a normal and reasonable market price.

(c)	The Target Assets listed in Appendix 1 hereto do not infringe any intellectual property right lawfully owned by any third party whether in or outside China.

(d)
Where the intellectual property rights in the Target Assets have been registered, Party B shall complete the formalities for change and transfer thereof with the competent authorities within the period specified herein, and transfer them to Party A and/or its designated Affiliate(s) and make Party A and/or its designated Affiliate(s) become(s) the owners thereof; where they are not registered, Party B shall cause them to be registered with the competent authorities in the name of Party A and/or its designated Affiliate(s) within the period specified herein.

(8)	Complete and Accurate Disclosure.

(a)
Party B hereby warrants that it has fully disclosed to Party A and/or its designated Affiliate(s) all materials and information relating to the Transaction as well as all responsibilities and obligations of Party B, and all such materials, information, responsibilities and obligations are accurate, complete and true. Party B shall be solely responsible for the responsibilities and obligations relating to the information which is not disclosed to Party A and/or its designated Affiliates.

(b)
This Agreement, all appendices hereto and all information provided by Party B to Party A and/or its designated Affiliate(s) before the date of this Agreement are true, accurate and complete, and are not misleading. Party B has not provided any false or misleading representation, warranty or prediction to Party A and/or its designated Affiliate(s) in respect of the Target Assets and the Related Businesses.

(c)
Party B has provide Party A and/or its designated Affiliate(s) with all substantial financial materials and documents regarding the Target Assets. Such materials and documents may sufficiently and truly reflect the debts, obligations and liabilities relating to the Target Assets.

(9)
About Taxes. Party B has paid all due and payable taxes relating to the Target Assets and the Related Businesses according to the form and time period provided for in the tax laws. With respect to any undue taxes, sufficient provision has been set aside by Party B in the accounting books. Party B does not have any defaulted or due and outstanding taxes on the Target Assets, and has not committed any tax evasion or fraud. Party B has complied with the tax laws and regulations at all material aspects.

ARTICLE 11 LIABILITIES FOR BREACH OF CONTRACT

11.1	Event of Default

If any Party does not perform or fully perform or properly perform any obligation under this Agreement or any appendix or annex hereto, or violates any warranty hereunder (including but not limited to any warranty for the Transition Period under Article 6.1, any undertaking under Article 5 or any representation or warranty under Article 7), whether by action or omission, it shall be deemed as an Event of Default.

11.2	Event of Material Default

If an Event of Default cannot be remedied, such event shall be deemed as an Event of Material Default; if can be remedied, but the breaching party does not make remedy or fails to make full remedy within thirty (30) days upon receipt of a notice from the non-breaching party, it shall be deemed as an Event of Material Default. Notwithstanding the provision of the preceding sentence, the Termination Event defined in Article 8.1 shall be deemed as an Event of Material Default upon its occurrence.

11.3	Liabilities for Breach of Contract

(1)	In case of any Event of Material Default, the non-breaching party may terminate this Agreement and clam all damages against the breaching party.

(2)	If Party B or Party C has any Event of Default, Party A and/or its designated Affiliate(s) may claim their damages resulting from such event against Party B and/or Party C.

(3)
If Party A and/or its designated Affiliate(s) terminate(s) the purchase according to Article 8.1(1), Party B shall, in addition to the refund obligation under Article 8.3(1)(a), indemnify Party A and/or its designated Affiliate(s) against all actual damages within five (5) business days upon receipt of the termination notice from Party A and/or its designated Affiliate(s).

(4)
If Party B or Party C terminates the sale according to Article 8.2(2), Party A and/or its designated Affiliate(s) shall, in addition to return of the received Target Assets to Party B according to Article 8.3(1)(b), indemnify Party B against all actual damages within five (5) business days upon receipt of the termination notice from Party B, including but not limited to the damages resulting from Party B's failure in normal business operation, divulgence of trade secrets or customer loss due to such event.

ARTICLE 12 GOVERNING LAW AND DISPUTE SETTLEMENT

12.1	Governing Law

The formation, validity, interpretation, amendment, supplementation, termination and performance of this Agreement shall be governed by and construed in accordance with the applicable laws of the People’s Republic of China.

12.2	Dispute Settlement

(1)
Any dispute or claim arising from or in connection with the interpretation, breach, termination or validity of this Agreement shall be first settled by the Parties through friendly negotiation. In case of any dispute, a Party shall immediately negotiate with the other Party upon receiving a written request from any other Party for negotiation. If the dispute is settled through negotiation, the representatives of the Parties in negotiation shall sign a written agreement, and the Parties hereto agree and undertake to effectuate and comply with such agreement. In case no settlement can be reached through negotiation within thirty (30) days, any Party may submit the dispute to arbitration.

(2)
The dispute shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) in Beijing for arbitration in accordance with the CIETAC arbitration rules. The award of the arbitration tribunal is final and binding upon the Parties. Any Party may apply to the competent court for enforcement of the award.

(3)	Survival. The dispute settlement provision of Article 12.2 shall survive after termination of this Agreement.

ARTICLE 13 MISCELLANEOUS

13.1	Notice

(1)
All notices, requests, orders and other communications required or proposed hereunder shall be in written forms, and shall become effective on the following date if sent by any of the following means: (a) in case of personal delivery, on the date of delivery; (b) in case of fax, on the date indicated on the confirmation of fax transmission; or (c) in case of EMS or any other courier service, on the fourth (4) business day after it is handed over to the courier service provider, or earlier delivery date as indicated on a written confirmation sent by the courier service provider to the sender. All notices, requests, orders and other communications shall be sent to the addresses notified by a Party from time to time.

13.2	Costs and Taxes

(1)
Each Party shall pay all costs and expenses incurred by it from the Transaction hereunder, including the costs and expenses from drafting, execution, delivery and performance of this Agreement and all matters relating hereto.

(2)	Each Party shall pay all taxes imposed on it relating to the Transaction hereunder.

13.3	Amendment

Any amendment to this Agreement (or any document referred to herein) must be in written forms, and shall not be effective unless it is signed by the Parties or their duly authorized representatives and duly examined and approved according to the applicable laws and regulations (if applicable).

13.4	Severability

If any provision hereof becomes unlawful, invalid or unenforceable, it will not affect the validity and enforceability of the remaining provisions of this Agreement.

13.5	Entire Agreement

This Agreement and its appendices constitute an entire agreement among the Parties in respect of the Transaction hereunder, and shall be construed and interpreted as an entire and uniform instrument, and shall supersede any and all previous oral and written agreements, framework agreements, contracts, memos, negotiations, representations, letters of intent and communications among the Parties in respect of the Transaction hereunder.

13.6	Waiver

Failure or delay to exercise any right or power hereunder shall not constitute a waiver of such right or power, and partial exercise of any right or power shall not constitute waiver of any other right or power.

13.7	Force Majeure

(1)
“Force Majeure” shall mean any objective event which unforeseeable, inevitable and uncontrollable, including but not limited to earthquake, typhoon, fire, floods, strike, war or insurrection. If the performance of any Party's obligation hereunder is frustrated by any event of force majeure, such obligation shall be suspended during the period of frustration caused by such event, and the period for performance of the obligation shall be extended accordingly without any penalty. However, the Party claiming any event of force majeure must immediately notify the other Parties in writing, and, within seven (7) business days upon occurrence of the event, or within seven (7) business days after the telecommunication is restored in case of interruption of telecommunication, provide the other Parties with the details of the force majeure by both fax and courier service, as well as a certificate providing the occurrence and lasting period of such event.

(2)
If the Party claiming any event of force majeure fails to give the above mentioned notice or provide the appropriate certificate, the liability for the Party's failure in performance of the obligations hereunder shall not be exempted. The Party affected by any event of force majeure shall make reasonable efforts to minimize the consequence of such event, and resume its performance of the affected obligation(s) as soon as possible after the event ends. If the Party affected by any event of force majeure fails to resume its performance of the affected obligation(s), it shall assume liability to the other Parties.

(3)	Upon occurrence of any event of force majeure, the Parties shall seek fair solutions through negotiation and make all reasonable efforts to minimize the consequence of such event.

13.8	No Assignment

Without the prior written consent of the other Parties, no party may assign this Agreement or any right, interest or obligation hereunder to any third party.

13.9	Successor and Assignee

Subject to compliance with Article 13.9 hereof, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assignees.

13.10	No Third-party Beneficiary

No provisions hereof (whether explicit or implied, including the purpose and content hereof) shall be construed as for the benefit of any person or entity other than the Parties to this Agreement, or granting or conferring any right, remedy or any other interest under this Agreement or arising from this Agreement.

13.11	Effectiveness and Counterparts

(1)	This Agreement shall become effective as of being duly executed by the authorized representatives of the Parties.

(2)
This Agreement may be executed in one or several counterparts, and each counterpart after execution and delivery shall be deemed as an original copy, but all such counterparts shall constitute only one identical instrument of this Agreement.

(3)	This Agreement shall be executed in three originals, one for each Party.

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IN WITNESS WHEREOF, the terms and conditions mentioned above represent an entire agreement among the Parties, and this Agreement has been executed by the duly authorized representatives of the Parties on the date indicated first above.

Party A: Shenzhen Genius Information Technology Co., Ltd.

Official Seal:

Authorized Representative (Signature): ________________

Party B: Shenzhen Champion Connection Co., Ltd.

Official Seal:

Authorized Representative (Signature): ________________

Party C: Zhou